SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549



                                 --------------

                                  SCHEDULE 13G
                                 (Rule 13D-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                              (AMENDMENT NO. 2 ) 1



                                 UNIDIGITAL INC.
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                                (NAME OF ISSUER)



                          COMMON STOCK, $0.01 PAR VALUE
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                         (TITLE OF CLASS OF SECURITIES)



                                   904669 10 8
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                                 (CUSIP NUMBER)


                                December 31, 1999
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             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_|    Rule 13d-1(b)
|_|    Rule 13d-1(c)
|_|    Rule 13d-1(d)


------------------
          1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

          The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

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     CUSIP NO. 904669 10 8           13G                Page 2 of 5 Pages
               ------------                                  --   --
------------------------------                  --------------------------------


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  1  NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     WILLIAM E. DYE
-------------------------------          -----------------------------
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  2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) |_|
                                                                      (b) |_|
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  3  SEC USE ONLY

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  4  CITIZENSHIP OR PLACE OF ORGANIZATION

       U.S.A.
     --------------------------
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  NUMBER OF
                      5  SOLE VOTING POWER                  1,101,222
    SHARES                                                 ------------
                    ------------------------------------------------------------
 BENEFICIALLY
                      6  SHARED VOTING POWER                N/A
   OWNED BY
                    ------------------------------------------------------------
     EACH
                      7  SOLE DISPOSITIVE POWER             1,042,222
   REPORTING                                               ------------
                    ------------------------------------------------------------
  PERSON WITH         8  SHARED DISPOSITIVE POWER           N/A
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  9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                            1,101,222
                                                           ------------
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  10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES*                                                      |_|
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  11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                    18.0%
                                                                      -------
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  12 TYPE OF REPORTING PERSON*                                             IN
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                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(A).   NAME OF ISSUER:

             The issuer of the securities to which this statement relates is Unidigital Inc., a Delaware corporation.

ITEM 1(B).   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

             The issuer's principal executive offices are located at 229 West 28th Street, New York, New York 10001.

ITEM 2(A).   NAME OF PERSON FILING:

             The person filing is William E. Dye.

ITEM 2(B).   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

             The principal business office of the person filing is Unidigital Inc., 229 West 28th Street, New York, New York 10001.

ITEM 2(C).   CITIZENSHIP:

             The citizenship is U.S.A.

ITEM 2(D).   TITLE OF CLASS OF SECURITIES:

             The title of the class of securities is common stock, $0.01 par value.

ITEM 2(E).   CUSIP NUMBER:

             The CUSIP number is 904669 10 8.

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

             Selection of a filing category pursuant to Rule 13d-1(b), 13d-2(b) or 13d-2(c) is not applicable.

ITEM 4.      OWNERSHIP.

             (a) The number of shares beneficially owned by William E. Dye is 1,101,222, which includes 59,000 shares owned by Jeffrey Leiderman, or a transferee of Mr. Leiderman, over which Mr. Dye exercises voting control and 38,409 shares subject to options.

             (b)     The percent of the class held by William E. Dye is 18.0%.

             (c)(i) William E. Dye has sole power to vote or to direct the vote of 1,101,222 shares (assuming the exercise of the options), 59,000 of which are owned by Jeffrey Leiderman, or a transferee of Mr. Leiderman, over which Mr. Dye exercises voting control and assuming the exercise of the options.

                (ii) The shared power to vote or to direct the vote of shares is not  applicable.

                (iii)William  E.  Dye has  sole  power  to dispose  or to direct the disposition of 1,042,222 shares (assuming the exercise of the options).

                (iv) The  shared power to dispose or to direct  the  disposition of shares is not applicable.

ITEM 5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

             The ownership of five percent or less of a class is not applicable.

ITEM 6.      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

             The ownership of more than five percent on behalf of another person is not applicable.

ITEM 7. IDENFIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

             The identification and classification of the subsidiary which acquired the security being reported on by the parent holding company is not applicable.

ITEM 8.      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

             The identification and classification of members of the group is not applicable.

ITEM 9.      NOTICE OF DISSOLUTION OF GROUP.

             The notice of dissolution of a group is not applicable.

ITEM 10.     CERTIFICATION.

             The certification required by Rule 13d-1(b) or Rule 13d-1(c) is not applicable.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 14, 2000                            /s/ William E. Dye
                                             -----------------------------------
                                             William E. Dye (Stockholder)


     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

          NOTE. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties for whom copies are to be sent.

          ATTENTION. Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001.).